Exhibit 21

SUBSIDIARIES OF MODUSLINK GLOBAL SOLUTIONS, INC.

Name	Jurisdiction of Organization
CMG Securities Corporation	Massachusetts
CMG@Ventures, Inc.	Delaware
CMG@Ventures Capital Corp.	Delaware
CMG@Ventures Securities Corp.	Delaware
CMGI@Ventures IV, LLC	Delaware
@Ventures V, LLC	Delaware
ModusLink PTS, Inc.	Delaware
ModusLink Recovery LLC	Delaware
SalesLink LLC	Delaware
ModusLink Securities Corporation	Delaware
ModusLink Corporation	Delaware
ModusLink Mexico S.A. de C.V.	Mexico
Sol Holdings, Inc.	Delaware
Sol Services Corporation, S.A. de C.V.	Mexico
SalesLink Mexico Holding Corp.	Delaware
SalesLink Servicios, S. de R.L. de C.V.	Mexico
ModusLink Canada Inc.	Canada
ModusLink France S.A.S.	France
ModusLink B.V.	Netherlands
ModusLink Czech Republic s.r.o.	Czech Republic
ModusLink Hungary Ltd.	Hungary
Modus Media International Documentation Services (Ireland) Limited	Delaware
Modus Media International Leinster Unlimited	British Virgin Islands
Modus Media International (Ireland) Limited	Delaware
Modus Media International Ireland (Holdings)	Ireland
Modus Media International Dublin	Ireland
ModusLink Kildare	Ireland
ModusLink Services Europe	Ireland
Lieboch Limited	Ireland
Logistix Holdings Europe Limited	Ireland
SalesLink Solutions International Ireland Limited	Ireland
ModusLink Company Limited	New Zealand
ModusLink Australia Pty Limited	Australia
ModusLink Corporation (India) Private Limited	India
ModusLink Japan KK	Japan
ModusLink Solution Services Pte. Ltd.	Singapore
ModusLink Pte. Ltd.	Singapore
ModusLink Software (Shenzhen) Co. Ltd.	China
ModusLink (Shanghai) Co. Ltd.	China
ModusLink Electronic Technology (Shenzhen) Co. Ltd.	China
ModusLink (Pudong) Co. Ltd.	China
ModusLink (Kunshan) Co. Ltd.	China
ModusLink (China) Co. Ltd.	China
Moduslink (Waigaoqiao) Co. Ltd.	China
ModusLink (Hong Kong) Pte. Ltd.	China
ModusLink Software Technology (Chongqing) Co., Ltd.	China
ModusLink (M) Sdn. Bhd	Malaysia
Open Channel Solutions Pty Limited	Australia